Contacts:
Richard Lewis Communications, Inc.
212-827-0020
Cecelia Heer, Investors
cheer@rlcinc.com
Timothy Rathschmidt, Media
trathschmidt@rlcinc.com

SYNTHEMED COMPLETES
$4.0 MILLION EQUITY PLACEMENT

ISELIN, NJ (October 1, 2008) -- SyntheMed, Inc. (OTCBB: SYMD), a biomaterials company engaged in the development and commercialization of anti-adhesion products and other surgical implants, announced today that it has completed the initial closing of a private placement in which it received $4.0 million in gross proceeds.

The transaction involved the issuance to investors of ten million units at $0.40 per unit. Each unit consists of one share of common stock and one three-year warrant entitling the holder to purchase one share of common stock at $0.50 per share. The transaction was placed through an agent with a consortium of European investors. The Company is authorized to raise an additional $2.0 million in the private placement on the same terms.

“We are very pleased with the positive response of the investors who participated in this placement,” stated Robert Hickey, President and CEO. “The proceeds will allow us to advance the development of a portfolio of new anti-adhesion products and to prepare for the launch of REPEL-CV® Adhesion Barrier in the United States.”

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Adhesions
Adhesions, or scar tissue, are fibrous structures that connect tissue surfaces that are not normally joined. The presence of adhesions represents a prevalent and serious complication in secondary surgical procedures, increasing the length, cost and risk of the surgical procedure and can contribute to such post-operative complications as infertility, bowel obstruction, limited mobility and chronic pain.

About REPEL-CV
REPEL-CV is a bioresorbable adhesion barrier film designed to be placed over the surface of the heart at the conclusion of an open-heart surgical procedure to reduce the extent and severity of adhesions that form between the surface of the heart and apposing tissue surfaces. There are an estimated 500,000 open heart surgeries conducted annually in the United States, and another 350,000 estimated in the European Union. In both markets, approximately 15-20 percent of these surgeries are secondary procedures in which the complications of adhesions are encountered.

Statements in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to (i) potential adverse developments regarding the company’s efforts to obtain and maintain required regulatory approvals; (ii) potential inability to secure funding as and when needed to support the company’s future activities and (iii) unanticipated delays associated with manufacturing and marketing activities. Reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 for a description of these, as well as other, risks and uncertainties.

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